As filed with the Securities and Exchange Commission on January 7, 2009

Investment Company Act File No. 811-21943

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM N-2
(CHECK APPROPRIATE BOX OR BOXES)

☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
☒ AMENDMENT NO.  3
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CADOGAN OPPORTUNISTIC ALTERNATIVES FUND, LLC
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(Exact name of Registrant as specified in Charter)
149 Fifth Avenue, 15th Floor
New York, NY 10010
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(Address of principal executive offices)
Registrant’s Telephone Number, including Area Code:  (212) 585-1600
Matthew Jenal
Cadogan Management, LLC
149 Fifth Avenue, 15th Floor
New York, NY 10010
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(Name and address of agent for service)

COPY TO:

Nathan J. Greene, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
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This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended.  Registrant’s Shares are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the 1933 Act.   Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the 1933 Act and an “Eligible Investor” as described in this Registration Statement.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, Registrant’s Shares.

Cadogan Opportunistic Alternatives Fund, LLC

149 Fifth Avenue, 15th Floor
New York, NY 10010
(212) 585-1600

SUPPLEMENT DATED JANUARY 7, 2009
TO THE OFFERING MEMORANDUM
DATED AUGUST 1, 2008

This Supplement modifies the Offering Memorandum dated August 1, 2008 (the “Memorandum”) for Cadogan Opportunistic Alternatives Fund, LLC  (the “Company”).  Unless otherwise defined herein, all capitalized words and expressions in this Supplement shall have the same meanings as defined in the Memorandum.

Business and Affairs of the Adviser and its Parent Organization

The Adviser’s parent company is Fortis Investment Management USA, Inc. (“FIM USA”), whose affiliates are in the financial services industry with an emphasis on banking and insurance business lines, including an asset management business carried on through subsidiaries and business lines other than the Adviser.  Until the fall of 2008, FIM USA ultimately was owned by Fortis Group, a publicly traded holding company headquartered in Belgium and the Netherlands, through its ownership of Fortis Bank SA/NV (“Fortis Bank”).  In October 2008, the Belgian Government became the sole owner of Fortis Bank, and therefore the ultimate parent of FIM USA.  Also in October 2008, the Belgian Government announced that it intends to sell a controlling stake in Fortis Bank to one or more private buyers.  There have been no changes to the Adviser as a result of these transactions and none are planned.

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The Company's Prospectus is contained in the Company's Registration Statement on Form N-2, as filed with the Securities and Exchange Commission on August 1, 2008. That Registration Statement is incorporated by reference in this Supplemental Amendment.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this registration statement to be signed on its behalf by the undersigned duly authorized person, in New York, New York, on the 7th day of January 2009.

Cadogan Opportunistic Alternatives Fund, LLC

By:	/s/ Matthew Jenal
	Name:	Matthew Jenal
	Title:	Treasurer